WARNING: THE EDGAR SYSTEM ENCOUNTERED ERROR(S) WHILE PROCESSING THIS SCHEDULE.


^WPC^^^^Q^R^>m^&C^h^v^^$lv/^^P5@^^^^^m^^^^^^f=l^^^^-H^^^{^4^F,t^^^^^^^^h^t^^^^Z^5^^^^^^^r^-^^^ fz2^^2}C1
^^^M^^^^^k^o^^^M=^^^^X2'^^^
^^
^^^^^^T^^[z^^a|^q^^,.}^^p^^^d^^^
